EXHIBIT 99.1

Investor and Media Contact: Ernest Scheidemann

(239) 498-8318

ernestscheidemann@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports First Quarter 2008 Results

First Quarter Financial Highlights:

•	Net loss: $84.1 million

•	Basic and diluted EPS: loss of $2.00

•	Revenues: $137.1 million – down 59.5%

•	Gross new orders: 335 (up 6%); Net new orders: 183 (down 22.8%)

•	Backlog at March 31, 2008: $202.8 million

•	Net cash provided by operating activities: $67.4 million

Bonita Springs, FL (May 7, 2008) – WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today reported its results for the first quarter of 2008. For the three months ended March 31, 2008, WCI reported a net loss of $84.1 million, compared with a net loss of $15.8 million in the first quarter of 2007, while diluted earnings per share (EPS) declined to a loss of $2.00 versus a loss of $0.38 in the same period a year ago. Revenues for the first quarter of 2008 were $137.1 million, compared with $338.2 million for the first quarter of 2007, a 59.5% decrease. The aggregate number of gross new Traditional and Tower Homebuilding orders increased by 6% to 335; however, the aggregate number of net new orders for the quarter declined 22.8% to 183, as contract cancellations and defaults at closing continued at higher than long-term historical rates. The aggregate value of the net new orders for the quarter fell 49.8% over the same period a year ago to $78.3 million.

“We experienced a sequential lift in traffic and new orders during the first quarter in Florida reflecting seasonal patterns, but saw a dramatic drop in traffic and new orders in the Northeast and Mid-Atlantic”, said Jerry Starkey, President and CEO. “In Florida we wrote 97 new orders for Tower units compared to only 11 during the same quarter last year, but in most instances the prices were significantly discounted. Even with the sequential increase, Traditional Homebuilding gross and net orders in Florida were down 5.6% and 21.0% year-over-year. Over ninety percent of our Florida Traditional Homebuilding new orders were spec sales, with very few purchasers paying the premium for “to-be-built” homes”, Starkey continued. “Beyond the seasonal lift in Florida, there are no signs that demand has firmed - many potential purchasers continue to sit on the sidelines afraid of falling prices and the direction of the economy. Our primary focus continues to be on reducing costs and generating cash to pay down debt.”

Traditional Homebuilding

First quarter 2008 revenues for Traditional Homebuilding, including lot sales, fell 56.7% to $92.7 million from $214.2 million for the first quarter of 2007. The company closed 170 homes compared with 306 for the same period a year ago. Florida revenues totaled $73.9 million, or 79.7%, of total Traditional Homebuilding revenues during the first quarter of 2008 versus $137.3 million, or 64.1%, for the first quarter of 2007. Revenues from WCI’s Northeast Division accounted for 13.0% of Traditional Homebuilding revenues during the first quarter of 2008 versus 27.7% during the same period a year ago and the company’s Mid-Atlantic Division accounted for 7.7% and 8.2% for the first quarters of 2008 and 2007, respectively.

Gross margin as a percentage of revenue for Traditional Homebuilding decreased to 0.4% for the first quarter of 2008 from 16.6% a year ago. The year-over-year decrease was due to lower margins achieved on the sale of finished spec inventory and also due to $6.9 million of impairment charges during the first quarter of 2008, which were primarily related to backlog orders that cancelled and as a result were marked down to the values of comparable units as they were returned to inventory. Excluding the impact of the impairment charge, the gross margin was 7.8%. Spec home closings accounted for 82% of the closings during the quarter and produced an average gross margin percentage of revenue of 4.7%.

For the first quarter of 2008, the number of gross and net orders declined 22.7% and 41.4%, respectively. The value of Traditional Homebuilding gross orders declined 44.6% to $117.7 million while the value of net orders dropped 60.7% to $62.5 million. Cancellations during the quarter totaled 92 units, up from 60 units during the same period a year ago. The average price for Traditional Homebuilding gross orders for the first quarter of 2008 fell 28.3% to $501,000 compared with $699,000 for the first quarter of 2007, due to mix changes, lower prices, and a higher percentage of discounts during the quarter — approximately 20% compared to approximately 12% on orders in the same period a year ago. The company’s total Traditional Homebuilding spec inventory at the end of the quarter, completed and in-process and including models, was 460 versus 610 at the end of the fourth quarter of 2007.

Traditional Homebuilding backlog at March 31, 2008 was $165.9 million, down 73.7% from $631.3 million at the end of the first quarter of 2007. The average projected gross margin in backlog at the end of the quarter was approximately 14.0%.

Tower Homebuilding

For the three months ended March 31, 2008, revenues in Tower Homebuilding decreased 95.6% to $3.3 million from $74.0 million for the same period a year ago. A total of 56 Tower units were closed during the quarter from our inventory of completed and unsold units representing $50.5 million of revenue. In addition, $4.4 million of revenue resulted from backlog units still under construction using the percentage of completion method, and $3.8 million resulted from retained deposits from defaults. Lastly, 52 units previously accounted for under the percentage of completion method defaulted during the period resulting in revenue reversals of $55.4 million which offset the revenue amounts discussed above. Only one tower was under construction and recognizing revenue during the first quarter of 2008 compared to 11 towers under construction and recognizing revenue during the first quarter of 2007.

Tower Homebuilding gross margin as a percentage of revenue was negative for the quarter due to the impact of defaulted units, default reserve increases and other cost adjustments, compared to 1.1% for the three months ended March 31, 2007. Gross margin from spec closings during the quarter totaled $9.1 million, or 19.0%, which was offset by the impact of a reversal of $14.0 million of gross margin from defaulting units. During each quarter, the company reviews the revenue and cost estimates for each tower under construction and makes adjustments to reflect actual increases or decreases in current and expected future revenues and costs. For the first quarter of 2008, $10.9 million of net unfavorable adjustments to estimates were made related to completed towers and towers under construction, which were recorded as additional costs of sales for the quarter. These adjustments consisted of a $2.3 million increase in the tower default reserve to absorb the effect of current period defaults in excess of those previously reserved for, and to account for higher expected defaults at One Bal Harbour – Hotel and at The Watermark, and $8.6 million of other cost adjustments, about $6.3 million of which related to The Watermark tower project and the balance to other projects.

Tower Homebuilding gross and net orders for the first quarter of 2008 totaled 100 and 40 respectively, versus 12 and negative seven in the first quarter of 2007. Tower Homebuilding backlog at March 31, 2008 totaled $36.9 million, a 76.9% decrease from the $159.4 million backlog at March 31, 2007.

Real Estate Services

Revenues for the Real Estate Services Division for the first quarter of 2008 were $17.3 million, a 32.3% decrease from the $25.6 million recorded for the same period a year ago. The decline was primarily due to the continued slow market for new and resale homes during the quarter. Transactions for Prudential Florida WCI Realty declined 15.8% over the same period a year ago. Gross margin as a percentage of revenue for the period was 1.3% compared with 8.2% in the first quarter of 2007.

Other Income and Expense

Revenues for the Amenities Division for the first quarter 2008 were $22.6 million, which was equal to revenue for the same period a year ago. Gross margin as a percent of revenue increased to 12.4% for the first quarter of 2008 versus 5.3% in the first quarter of 2007.

Other income and expense in the first quarter included a $9.5 million non-cash mark-to-market charge on the interest rate swap agreement that the company entered into in December 2005 to hedge against interest rate fluctuations on its senior variable rate bank debt.

Selling, general, and administrative expenses including real estate taxes (SG&A) declined $7.4 million to $39.5 million for the first quarter, versus $46.9 million a year ago, due to cost reductions in salaries and benefits, as well as reductions in sales and marketing expenses. As a percentage of revenue, SG&A increased to 28.8%, up from 13.9% in the first quarter of the previous year largely due to lower revenues including the impact of revenue reversals from the 52 tower unit defaults discussed above, which lowered overall revenue by $55.4 million.

Interest incurred was $35.9 million for the first quarter of 2008 compared to $35.4 million in the first quarter of 2007, which was an increase of 1.4%. Although average loan balances were lower in the first quarter of 2008 and would have resulted in lower interest incurred, higher interest rates on variable rate bank debt more than offset the improvement from lower loan balances. Net interest expense of $30.5 million for the quarter was $14.1 million or 86.4% higher than the first quarter of 2007 primarily due to less interest capitalized as fewer projects are under development.

Income tax expense was $0.2 million for the first quarter of 2008 compared to a benefit of $10.5 million for the same period last year. The income tax benefit generated through the company’s operating loss in the first quarter of 2008 would have been approximately $26.0 million; however, pursuant to FAS 109, the company was required to fully reserve against this benefit as all recognizable tax benefit under current tax law was recorded at December 31, 2007.

Cash Flow/Financial Position/Balance Sheet

For the three months ended March 31, 2008, net cash generated from operating and investing activities totaled $66.4 million compared with $94.6 million in the same period a year ago.

The company amended its senior secured tower construction facility (the “Tower Loan”) on March 17, 2008. The amendments provide for consistencies with the governing provisions of, as well as cross collateralization on a subordinate basis with the Term Loan and Revolving Credit Facility. In addition, the amendment also restricts the company from requesting future advances from the Tower Loan, which is consistent with the Company’s de-leveraging strategy and the upcoming maturity of the facility in December 2008.

The ratio of net debt to net capitalization increased to 83.3% compared with 65.5% at March 31, 2007 and increased from 80.5% at December 31, 2007. As of March 31, 2008, excluding $53.4 million in letters of credit, we had approximately $192.4 million available commitments under our senior secured credit facility which was further limited by borrowing base availability which was an estimated $115.0 million at March 31, 2008, plus $48.5 million of cash and cash equivalents. Due to our strategy of selling unsold completed inventory, the impact of impairments to our inventory, and the impact of significant reductions in inventory additions, our borrowing capacity may be limited by the availability determined through our borrowing base as calculated under the loan agreement, which is currently less than the available loan commitments. In addition, our lenders are currently obtaining appraisals on our properties in the borrowing base, and should the appraisals reflect values less than expected, our borrowing base capacity would be further limited, potentially resulting in the loss of additional borrowing capacity and / or mandatory prepayment obligations.

Other Items

During the first quarter we commenced closings at The Watermark in North Bergen, NJ which is comprised of 206 condominium homes. Thirty three units have closed and the remaining backlog is comprised of 126 units. During the quarter, we entered into an agreement with the State of New Jersey Department of Community Affairs that requires us to offer rescission rights to 16 individual purchasers if certain conditions are not met, and additionally to other contract purchasers if the company is not ready, willing and able to close title to the condominium residences by May 26, 2008, through no fault of the contract purchaser. Of the 16 individual purchasers, one purchaser has expressed intent to close and deposits in the aggregate amount of approximately $2.9 million have been or will be refunded to the remaining fifteen purchasers. These units are not included in the 126 unit backlog. As of May 6, 2008, the company does not have certificates of occupancy for 43 of the 126 units in backlog. In the event that some or all of the certificates of occupancy are not received before May 26, 2008 in order to schedule the units for closings, then the company may be required to offer rescission and a refund of deposits to some or all of these purchasers. Although no assurances can be made, the Company believes that it will obtain certificates of occupancy for a portion or all of these 43 units in advance of May 26, 2008. The aggregate contracted values are approximately $48.7 million and the aggregate deposits are approximately $9.7 million associated with these 43 units.

Conference Call

WCI will conduct a conference call today at 1:00 PM ET in conjunction with this release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area or can be accessed by telephone at (877) 454-8253 and asking for the WCI Communities conference call, reference code 46005393. A replay will be available after the call for at least the next 3 months on the company’s website and for 36 hours by dialing (800) 642-1687 and entering conference code 46005393. A slide presentation will accompany the call and can be accessed on the company’s website in the Investor Relations section.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The Company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The Company currently owns and controls developable land on which the Company plans to build over 15,000 traditional and tower homes.

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For more information about WCI and its residential communities visit

www.wcicommunities.com

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Forward-Looking Statement

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete as a going concern in real estate markets where we conduct business; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to amend its bank agreements and obtain waivers as needed from time to time to obtain covenant relief and to avoid bank defaults during the market downturn; WCI’s ability to maintain or increase historical revenues and profit margins; WCI’s ability to collect contract receivables from buyers purchasing homes as investments; the availability and cost of land in desirable areas in its geographic markets and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; availability of labor and materials and material increases in insurance, labor and material costs; increases in interest rates and availability of mortgage financing; the ability of prospective residential buyers to obtain mortgage financing due to tightening credit markets, appraisal problems or other factors; increases in construction and homeowner insurance and availability of insurance, the continuing negative buyer sentiment and erosion of consumer confidence; the negative impact of claims for contract rescission or increasing cancellation rates by contract purchasers; the negative impact if certain Watermark purchasers elect to rescind their contracts to the extent they are entitled to any rescission rights; adverse legislation or regulations; adverse legal proceedings; the ability to retain employees; changes in generally accepted accounting principles; natural disasters; adverse weather conditions; and changes in general economic, real estate and business conditions and other factors over which the company has little or no control. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

WCI Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	March 31, 2008	December 31, 2007
Assets

Cash and cash equivalents	$48,518	$188,821
Contracts receivable	203,053	358,327
Real estate inventories	1,839,469	1,848,309
Property and equipment	232,027	236,429
Other assets	257,602	259,345

Total assets	$2,580,669	$2,891,231

Liabilities and Shareholders’ Equity

Accounts payable, accruals and other liabilities	$519,874	$547,597

Debt obligations:
Senior revolving credit facility	457,650	545,975
Senior term note	243,750	262,500
Mortgages and notes payable	207,790	300,125
Senior subordinated notes	525,000	525,000
Junior subordinated notes	165,000	165,000
Contingent convertible senior subordinated notes	125,000	125,000

Total debt obligations	1,724,190	1,923,600

Total shareholders’ equity	336,605	420,034

Total liabilities and shareholders’ equity	$2,580,669	$2,891,231

Other Balance Sheet Data
Debt	$1,724,190	$1,923,600
Shareholders’ equity	336,605	420,034

Capitalization	$2,060,795	$2,343,634

Ratio of debt to capitalization	83.7%	82.1%

Debt, net of cash and cash equivalents	$1,675,672	$1,734,779
Shareholders’ equity	336,605	420,034

Capitalization, net of cash and cash equivalents	$2,012,277	$2,154,813

Ratio of net debt to net capitalization	83.3%	80.5%

Shareholders’ equity per share	$7.98	$9.97

WCI Communities, Inc.

Selected Revenues and Earnings Information

(Dollars in thousands, except per share data)

	For the three months ended March 31,
	2008	2007
REVENUES
Homebuilding:
Homes	$91,098	$214,073
Lots	1,621	136

Total traditional	92,719	214,209
Towers	3,262	73,985

Total homebuilding	95,981	288,194

Real estate services	17,341	25,621
Amenity membership and operations	22,563	22,585
Land sales	—	—
Other	1,166	1,767

Total revenues	137,051	338,167

GROSS MARGIN
Homebuilding:
Homes	(332)	35,536
Lots	736	(12)

Total traditional	404	35,524
Towers	(4,695)	836

Total homebuilding	(4,291)	36,360

Real estate services	228	2,102
Amenity membership and operations	2,790	1,189
Land sales	(101)	(69)
Other	266	72

Total gross margin	(1,108)	39,654

OTHER INCOME AND EXPENSES
Equity in losses (earnings) from joint ventures	54	(786)
Other income	(2,005)	(488)
Market valuation on interest rate swap	9,505	—
Hurricane recoveries	—	(1,513)
Selling, general and administrative, including real estate taxes, net	39,504	46,904
Depreciation and amortization	4,955	5,655
Interest expense, net	30,495	16,364

Loss from continuing operations before minority interests and income taxes	(83,616)	(26,482)
Minority interests	(245)	(593)
Income tax expense (benefit)	238	(10,471)

Loss from continuing operations	(84,099)	(16,604)
Income from discontinued operations, net of tax	—	793

Net loss	$(84,099)	$(15,811)

(LOSS) EARNINGS PER SHARE:
Basic:
From continuing operations	$(2.00)	$(0.40)
From discontinued operations	—	0.02

	$(2.00)	$(0.38)

Diluted:
From continuing operations	$(2.00)	$(0.40)
From discontinued operations	—	0.02

	$(2.00)	$(0.38)

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	42,148	41,920
Diluted	42,148	41,920
OPERATING DATA
Interest incurred	$35,891	$35,389
Interest included in cost of sales	$5,829	$13,775

WCI Communities, Inc.

Homebuilding Operational Data

(Dollars in thousands)

	For the three months ended March 31,
	2008	2007
Combined Traditional and Tower Homebuilding
Homes Closed (Units)*	309	560

Gross New Orders (Units)	335	316
Gross Contract Values of New Orders	$204,782	$233,989

Net New Orders (Units)	183	237
Net Contract Values of New Orders	$78,318	$156,102

Average Selling Price Per New Order, Gross	$611	$740

Traditional Homebuilding
Homes Closed (Units)
Florida	140	183
Northeast U.S.	25	110
Mid-Atlantic U.S.	5	13

Total	170	306

Revenues, excluding lot revenues
Florida	$72,243	$137,214
Northeast U.S.	11,862	59,269
Mid-Atlantic U.S.	6,993	17,590

Total	$91,098	$214,073

Average Selling Price Per Home Closed
Florida	$516	$750
Northeast U.S.	474	539
Mid-Atlantic U.S.	1,399	1,353

Total	$536	$700

Gross New Orders (Units)
Florida	203	215
Northeast U.S.	25	60
Mid-Atlantic U.S.	7	29

Total	235	304

Cancellations (Units)
Florida	(71)	(48)
Northeast U.S.	(20)	(9)
Mid-Atlantic U.S.	(1)	(3)

Total	(92)	(60)

Net New Orders (Units)
Florida	132	167
Northeast U.S.	5	51
Mid-Atlantic U.S.	6	26

Total	143	244

Gross Contract Values of New Orders
Florida	$95,096	$143,068
Northeast U.S.	13,417	35,792
Mid-Atlantic U.S.	9,204	33,506

Total	$117,717	$212,366

Contract Values of Cancellations
Florida	$(43,650)	$(43,865)
Northeast U.S.	(10,742)	(5,046)
Mid-Atlantic U.S.	(830)	(4,523)

Total	$(55,222)	$(53,434)

Net Contract Values of New Orders
Florida	$51,446	$99,203
Northeast U.S.	2,675	30,746
Mid-Atlantic U.S.	8,374	28,983

Total	$62,495	$158,932

Gross Average Selling Price Per New Order
Florida	$468	$665
Northeast U.S.	537	597
Mid-Atlantic U.S.	1,315	1,155

Total	$501	$699

Tower Homebuilding
Homes Closed (Units)
Florida	130	254
Northeast U.S	9	—

Total	139	254

Revenues
Florida	$950	$55,434
Northeast U.S.	2,312	18,551

Total	$3,262	$73,985

Gross New Orders (Units)
Florida	97	11
Northeast U.S.	3	1

Total	100	12

Cancellations/Defaults (Units)
Florida	(56)	(17)
Northeast U.S.	(4)	(2)

Total	(60)	(19)

Net New Orders (Units)
Florida	41	(6)
Northeast U.S.	(1)	(1)

Total	40	(7)

Gross Contract Values of New Orders
Florida	$83,556	$20,510
Northeast U.S.	3,509	1,113

Total	$87,065	$21,623

Contract Values of Cancellations/Defaults
Florida	$(67,767)	$(22,846)
Northeast U.S.	(3,475)	(1,607)

Total	$(71,242)	$(24,453)

Net Contract Values of New Orders
Florida	$15,789	$(2,336)
Northeast U.S.	34	(494)

Total	$15,823	$(2,830)

Gross Average Selling Price Per New Order
Florida	$861	$1,865
Northeast U.S.	1,170	1,113

Total	$871	$1,802

Towers under construction recognizing revenue during the quarter	1	11

	March 31,
	2008	2007
Combined Traditional and Tower Homebuilding
Aggregate Backlog Contract Values, Traditional and Tower Homebuilding	$202,762	$790,685

Traditional Homebuilding
Backlog (Units)	290	808

Backlog Contract Values	$165,871	$631,265

Tower Homebuilding
Cumulative Units in Backlog	353	1,036

Cumulative Contract Values	$375,290	$1,255,648

Less: Cumulative Revenues Recognized	(338,399)	(1,096,228)

Backlog Contract Values	$36,891	$159,420

*	The Company uses the percentage of completion method to recognize revenue on sold tower units. Accordingly, the closing of tower homes corresponds with the collection of contracts receivable.

WCI Communities, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the three months ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(84,099)	$(15,811)
Asset impairment losses and land acquisition termination costs	6,769	1,059
Decrease (Increase) in real estate inventories	1,400	(2,647)
Decrease in contracts receivable	155,274	199,001
Decrease in customer deposits	(34,159)	(56,084)
(Increase) Decrease in restricted cash	(1,861)	15,930
Decrease in accounts payable and other liabilities	(1,740)	(40,379)
All other	25,846	1,349

Net cash provided by operating activities	67,430	102,418

Cash flows from investing activities:
Additions to property and equipment, net	(1,024)	(7,749)
Other	(50)	(37)

Net cash used in investing activities	(1,074)	(7,786)

Cash flows from financing activities:
Net repayments under debt obligations	(199,424)	(96,880)
All other	(7,235)	(3,651)

Net cash used in financing activities	(206,659)	(100,531)

Net decrease in cash and cash equivalents	$(140,303)	$(5,899)

WCI Communities, Inc.

Reconciliation of Gross Margin

(Dollars in thousands)

	For the three months ended March 31,
	2008	2007
Traditional Homebuilding

Revenue	$92,719	$214,209

Gross margin	404	35,524
Add back impairment & other write-offs	6,866	557

Gross margin excluding impairment	$7,270	$36,081

Gross margin % as reported	0.4%	16.6%
Gross margin % excluding impairment & other write-offs	7.8%	16.8%

Summary of Land Controlled

March 31, 2008

Region	Remaining Planned Units	Units in Backlog as of 3/31/08	Value in Backlog as of 3/31/08	Spec Units in WIP	Finished Spec and Model Units	Total Units Remaining	% Owned
Traditional Homebuilding (Including Lots)
Florida
Miami / Ft. Lauderdale	1,009	52	$36.5	7	157	793	100%
Naples / Ft. Myers	4,542	80	37.4	39	41	4,382	100%
Palm Beach / Indian River	162	3	5.7	2	11	146	100%
Palm Coast / Jacksonville	22	4	2.1	2	16	—	100%
Perdido Key	83	—	—	—	12	71	100%
Tampa / Sarasota	2,718	57	30.6	2	112	2,547	71%
Mid-Atlantic	360	9	12.2	1	22	328	86%
Northeast	1,481	88	44.3	5	31	1,357	100%

Traditional Homebuilding Total	10,377	293	168.7	58	402	9,624	92%

Tower Homebuilding
Florida
Miami / Ft. Lauderdale	778	152	12.0	77	52	497	100%
Naples / Ft. Myers	839	24	14.5	—	118	697	100%
Palm Beach / Indian River	187	1	(0.0)	—	40	146	100%
Palm Coast / Jacksonville	281	2	—	—	21	258	100%
Perdido Key	1,499	4	1.6	—	79	1,416	100%
Tampa / Sarasota	663	3	2.2	—	31	629	100%
Mid-Atlantic	284	—	—	—	—	284	100%
Northeast	471	167	6.6	30	—	274	42%

Tower Homebuilding Total	5,002	353	36.9	107	341	4,201	95%

Total Homebuilding
Florida
Miami / Ft. Lauderdale	1,787	204	48.5	84	209	1,290	100%
Naples / Ft. Myers	5,381	104	51.9	39	159	5,079	100%
Palm Beach / Indian River	349	4	5.7	2	51	292	100%
Palm Coast / Jacksonville	303	6	2.1	2	37	258	100%
Perdido Key	1,582	4	1.6	—	91	1,487	100%
Tampa / Sarasota	3,381	60	32.8	2	143	3,176	76%
Mid-Atlantic	644	9	12.2	1	22	612	92%
Northeast	1,952	255	50.9	35	31	1,631	86%

Total Homebuilding Total	15,379	646	205.6	165	743	13,825	93%

Remaining Planned Units

March 31, 2008

	Owned	Optioned	Total Controlled
Traditional Homebuilding	9,529	848	10,377
Tower Homebuilding	4,728	274	5,002

Total Homebuilding	14,257	1,122	15,379